SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of
      the Securities Exchange Act of 1934 (Amendment No.       )


Filed by the Registrant                      [ X ]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

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[   ]Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ X ]Definitive Proxy Statement
[   ]Definitive Additional Materials
[   ]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   AMLI RESIDENTIAL PROPERTIES TRUST
            ----------------------------------------------
                             (Name of Reg
istrant as Specified In Its Charter)


                              ----------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Rule 14a-6(i)(3).

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     11.

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                   AMLI RESIDENTIAL PROPERTIES TRUST

                  125 South Wacker Drive, Suite 3100
                        Chicago, Illinois 60606

                              ___________

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  and
                            PROXY STATEMENT

                              ___________

                                                    March 28, 2000

Dear Shareholder:

     You are invited to attend our 2000 annual meeting of shareholders, which will be held on Monday, May 1, 2000, beginning at eleven o'clock a.m., Chicago time, at 111 West Monroe Street (west side-37th floor), Chicago, Illinois.

     The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 1999 annual report is enclosed for your review. Also enclosed is a proxy card and a postage-paid return envelope.

     So that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Trustees; in such event, merely executing and returning the proxy card will be sufficient.

     I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.






                                  /S/ ALLAN J. SWEET
                                  ALLAN J. SWEET
                                  President and
                                  Co-Chief Executive Officer

                   AMLI RESIDENTIAL PROPERTIES TRUST

                  125 South Wacker Drive, Suite 3100
                        Chicago, Illinois 60606

                              ___________

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held May 1, 2000

                              ___________

     The annual meeting of shareholders of AMLI Residential Properties Trust will be held at 111 West Monroe Street (west side-37th floor), Chicago, Illinois on Monday, May 1, 2000, at eleven o'clock a.m., Chicago time, for the following purposes:

     1. To elect three Trustees to serve until the third subsequent annual meeting of shareholders and until their successors are elected and qualify;

     2. To approve an amendment to the AMLI Residential Properties Option Plan to increase the maximum number of securities that may be subject to options under this plan from 2,000,000 to 2,850,000.

     3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Trustees has fixed the close of business on March 10, 2000 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

                                  By Order of the Board of Trustees




                                  GREGORY T. MUTZ

                                  Chairman and
                                  Co-Chief Executive Officer

Chicago, Illinois
March 28, 2000



     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

PROXY                                                             PROXY



                   AMLI RESIDENTIAL PROPERTIES TRUST


   This Proxy is Solicited by and on Behalf of the Board of Trustees
                    Annual Meeting of Shareholders
                        To Be Held May 1, 2000



     The undersigned hereby appoints each of John E. Allen, Gregory T. Mutz Allan J. Sweet, and Philip N. Tague with full power of substitution, to represent the undersigned at the annual meeting of shareholders of AMLI Residential Properties Trust to be held on May 1, 2000, and at any adjournments or postponements thereof, and to cast at such meeting the votes that the undersigned would be entitled to cast if present at such meeting, in accordance with the following instructions. If no instructions are indicated, the shares represented by this Proxy will be voted FOR
Items 1, 2 and 3 on the reverse hereof.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.



       PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                     USING THE ENCLOSED ENVELOPE.



           (Continued and to be signed on the reverse side.)

                              PROXY CARD


                   AMLI RESIDENTIAL PROPERTIES TRUST
           PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                       USING DARK INK ONLY. [X]



1.   ELECTION OF TRUSTEES:
     Nominees:  Stephen G. McConahey, John G. Schreiber, Allan J. Sweet

                                                    For All (Except
                                                    Nominee(s) whose
     _________________________    FOR  WITHHOLD     name(s) appear
                                  All    All        below)
                                  [  ]   [  ]           [  ]



2. Approval of an amendment to the AMLI Residential Properties Option Plan to increase the maximum number of securities that may be subject to options under this plan from 2,000,000 to 2,850,000.

                                  FOR  AGAINST      ABSTAIN
                                  [  ]   [  ]        [  ]



3. Ratification of the appointment of KPMG LLP as independent auditors for 2000.

                                  FOR  AGAINST      ABSTAIN
                                  [  ]   [  ]        [  ]



4. Such other business that may properly come before the meeting or any adjournment thereof.



Trustees recommend:  a FOR Vote on Proposals 1, 2 and 3


                 Dated:     ______________________________, 2000


           Signature:       ________________________________________


           Signature, if jointly held_______________________________

           NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.




                        YOUR VOTE IS IMPORTANT!


       PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                      USING THE ENCLOSED ENVELOPE

                   AMLI RESIDENTIAL PROPERTIES TRUST

                  125 South Wacker Drive, Suite 3100
                        Chicago, Illinois 60606

                              ___________

                            PROXY STATEMENT

                              ___________

                    Annual Meeting of Shareholders
                        To Be Held May 1, 2000


                             INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Trustees (the "Board") of AMLI Residential Properties Trust, a Maryland real estate investment trust (the "Company"), for use at the annual meeting of the Company's shareholders to be held on Monday, May 1, 2000, at 111 West Monroe Street (west side-37th floor), Chicago, Illinois, at eleven o'clock a.m., Chicago time, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

     The Company expects to first send this Proxy Statement and the enclosed form of proxy to shareholders on or about March 28, 2000.

                             ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 1999, including financial statements audited by KPMG LLP, independent auditors, and their report thereon dated February 25, 2000, is being mailed together with this Proxy Statement to each of the Company's shareholders of record at the close of business on March 10, 2000 (the "Record Date"). In addition, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, will be sent to any shareholder, without charge, upon written request to AMLI Residential Properties Trust, 125 South Wacker Drive,
Suite 3100, Chicago, Illinois 60606, attention: Secretary, which is the location of the Company's executive offices.

                           VOTING OF PROXIES

     Only shareholders of record of the Company's common shares of beneficial interest, $.01 par value per share (the "Common Shares"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters voted upon by shareholders. There were 17,032,346 Common Shares outstanding on the Record Date.

     Each valid proxy returned to the Company will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in favor of such proposal in accordance with the recommendations of the Board set forth in this Proxy Statement. The Company does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the Common Shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

     Any person submitting a proxy may revoke it at any time before it is exercised by so notifying the Company in writing. In addition, persons submitting proxies may elect to vote their shares in person at the Annual Meeting, although mere attendance at the Annual Meeting will not serve to revoke a proxy.

                              PROPOSAL 1
                         ELECTION OF TRUSTEES


     Three Trustees, constituting all of the Class III Trustees, are to be elected at the Annual Meeting. Such Trustees will serve for a three-year term until the Company's third annual meeting of shareholders subsequent to the Annual Meeting and until their respective successors are elected and qualify, or until earlier death, resignation or removal. Trustees will be elected by a plurality of the votes cast at the Annual Meeting. There is no cumulative voting for Trustees. For purposes of the election of Trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Each valid proxy returned to the Company will be voted at the Annual Meeting for the three nominees listed below, unless the proxy specifies otherwise. Each of the nominees listed below is a member of the present Board. Biographical information for each of the nominees is set forth under the caption "Management."

                               NOMINEES

                         Stephen G. McConahey
                           John G. Schreiber
                            Allan J. Sweet



     If any nominee should unexpectedly become unavailable for service, proxies will be voted for another person selected by the Board, unless the proxy specifies otherwise.

                              MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Trustees and executive officers of the Company. The Company has a nine-member Board of Trustees which includes, as required by the Company's Declaration of Trust, a majority of the Board (presently five Trustees) who are not affiliated with AMLI Realty Co. and its affiliates and successors (each an "Independent Trustee"). Messrs. Mutz, Allen and Sweet have been Trustees since the organization of the Company. Messrs. Primo, Heilweil, McConahey and Schreiber have been Trustees since February 28, 1994.
Mr. Tague and Ms. Gates have been Trustees since March 14, 1995. Each of the individuals named below as an executive officer of the Company accepted his position upon formation of the Company, except Messrs. Tague and Kraft, who accepted their positions in September 1994; Mr. Aisner, who accepted his position in 1996; and Messrs. Chapman, Cranor and Thomas, who accepted their positions in December 1997. Each of the officers of the Company named below, other than Messrs. Mutz, Allen and Tague, holds no positions with AMLI Realty Co. and its affiliates (other than AMLI Management Company (the "Management Company"), AMLI Institutional Advisors, Inc. ("AIA") and AMLI Residential Construction ("Amrescon", a division of AMC as of February 23,
2000) (each such entity a "Service Company"), since completion of the initial public offering of Common Shares. Messrs. Mutz and Allen plan to retain positions with AMLI Realty Co. and its affiliates.

     In November 1998, the Company announced the formation of the Office of the Chairman consisting of Messrs. Mutz, Sweet and Tague. Mr. Mutz continues to provide strategic direction, motivation and resources to the Company. As President and Executive Vice President, respectively, Mr. Sweet and Mr. Tague share the day-to-day responsibilities of the Chief Executive Officer. Mr. Mutz and Mr. Allen no longer devote a majority of their business time to the activities of the Company. Mr. Tague has been a full-time employee of the Company since 1997.


NAME                  AGE   POSITION
----                  ---   --------
Gregory T. Mutz        54   Chairman of the Board and Co-CEO
                            (term will expire in 2002)
John E. Allen          63   Vice-Chairman of the Board
                            (term will expire in 2001)
Allan J. Sweet         52   President, Co-CEO and Trustee
                            (term would expire in 2003)
Philip N. Tague        51   Executive Vice President, Co-CEO and Trustee
                            (term will expire in 2001)
Laura D. Gates*        49   Trustee (term will expire in 2002)
Marc S. Heilweil*      54   Trustee (term will expire in 2002)
Stephen G. McConahey*  56   Trustee (term would expire in 2003)
Quintin E. Primo III*  45   Trustee (term will expire in 2001)
John G. Schreiber*     53   Trustee (term would expire in 2003)
Robert S. Aisner       53   Executive Vice President - Property
                            Management
Robert J. Chapman      52   Executive Vice President/Chief Financial
                            Officer
Stephen C. Ross        42   Executive Vice President - Development
Charles C. Kraft       52   Senior Vice President and Treasurer/
                            Principal Accounting Officer
Brian K. Cranor        44   Senior Vice President - Co-Investments
James E. Thomas, Jr.   39   Senior Vice President - Development
Fred N. Shapiro        51   Senior Vice President - Acquisitions

--------------------

     *    Independent Trustee.

     The following is a biographical summary of the experience of the Trustees and executive officers of the Company and certain other significant employees of the Company:

     Gregory T. Mutz. Mr. Mutz is Chairman of the Board, Co-CEO, and shares the Office of the Chairman of AMLI Residential Properties Trust with Mr. Sweet and Mr. Tague, and he is also Chairman of the Board of AMLI Commercial Properties Trust, both successor companies to AMLI Realty Co., which he co-founded in 1980. He is also President & CEO of UICI
(NYSE: UCI) and Chairman of the Board of Directors of Excell Global Services, Inc. Mr. Mutz is also a Director of Alleghany Funds and a Director of the National Multifamily Housing Council. Prior to founding AMLI, Mr. Mutz was an officer with White, Weld & Co., Incorporated, a New York investment banking firm (1976-1978) and associated with the Chicago law firm of Mayer, Brown & Platt (1973-76). He received a B.A. from DePauw University in 1967 and a J.D. from the University of Michigan Law School in 1973. Mr. Mutz served as an infantry lieutenant in Vietnam from 1968 to 1969.

     John E. Allen. Mr. Allen is Vice-Chairman of the Board of AMLI Residential Properties Trust, Vice Chairman of the Board of AMLI Commercial Properties Trust, and President and a Director of AMLI Realty Co., which he co-founded in 1980. Mr. Allen is also a member of the Board of Directors of each of Netlojix Communications, Inc. (NASDAQ: NETX) and Excell Global Services, Inc. Mr. Allen has over twenty years of real estate experience. Prior to co-founding AMLI Realty Co., he was a partner at the Chicago law firm of Mayer, Brown & Platt, with which he had been associated since 1964.

While with Mayer, Brown & Platt, Mr. Allen was involved extensively with equity financing and joint ventures for numerous real estate projects in the U.S. and abroad. Mr. Allen received a B.S. in Business from Indiana University in 1961 and a J.D. from the Indiana University School of Law in 1964.

     Allan J. Sweet. Mr. Sweet is President, Co-CEO and shares the Office of the Chairman of AMLI Residential Properties Trust with Mr. Mutz and Mr. Tague. He has been associated with the Company since its inception and with AMLI Realty Co. since 1985. Prior to joining AMLI Realty Co., Mr. Sweet was a Partner in the Chicago law firm of Schiff Hardin & Waite, with which he had been associated since 1978. He received a B.B.A. from the University of Michigan in 1968 and a J.D. from the University of Michigan Law School in 1973. From 1980 to 1983, Mr. Sweet was a trustee of American Equity Investment Trust, an over-the-counter equity REIT. He is a member of the Pension Real Estate Association, National Multi-Housing Council and NAREIT.

     Philip N. Tague. Mr. Tague is Executive Vice President, Co-CEO and shares the Office of the Chairman of AMLI Residential Properties Trust with Mr. Mutz and Mr. Sweet. He has been associated with the Company since its inception and with AMLI Realty Co. since 1982. Mr. Tague has overall responsibility for the Company's development activities. Prior to joining AMLI Realty Co., Mr. Tague was associated with the Chicago law firm of Mayer, Brown & Platt (1977-81). He received a B.S. from Northwestern University in 1971 and a J.D. from Ohio State University College of Law in 1977. He is an officer and/or member of a number of industry groups including the Georgia Apartment Association, ULI, NAIOP, REIAC, IDRC and the National Multi-Housing Council.

     Laura D. Gates. Ms. Gates is Vice President, International at the Field Museum of Natural History in Chicago, a position she has held since 1999. From 1994 to 1999, she was Vice President for Museum Affairs at the same institution. Prior thereto, she was a Principal of McKinsey & Company, Inc. from 1986 to 1993 and an Associate in that firm from 1980 to 1985. Ms. Gates received a B.A. from Wellesley College in 1972 and an M.B.A. from the Harvard University Graduate School of Business Administration in 1976.

     Marc S. Heilweil. Mr. Heilweil has been President of Spectrum Advisory Services, Inc., an investment counseling company based in Atlanta, Georgia since 1991. He is also the portfolio manager of Marathon Value Portfolio, an equity mutual fund. Previously, he was President of Heilweil Hollander Jacobs, Inc. from 1986 to 1991 and worked as an investment counselor from 1977 to 1986. Mr. Heilweil practiced law from 1974 to 1977. Mr. Heilweil received a B.A. from Yale University in 1967 and a J.D. from Yale University Law School in 1974.

     Stephen G. McConahey. Mr. McConahey is currently President of SGM Family Properties, LLC, a private investment company. Until October 1999, Mr. McConahey held the position of President and Chief Operating Officer of EVEREN Securities, Inc. and EVEREN Capital Corporation, where he was responsible for the day to day operations of the firm, chaired the operating committee and served as a member of the board of directors. EVEREN was purchased by First Union Corporation in October 1999. Prior to EVEREN, Mr. McConahey was Senior Vice President of corporate and international development at Kemper Corporation and Executive Vice President at Kemper Financial Services. Prior to Kemper, Mr. McConahey was Chairman and Chief Executive Officer of Boettcher and Company, a regional securities brokerage firm headquartered in Denver, Colorado. Mr. McConahey received his bachelor's degree from the University of Wisconsin and MBA from Harvard Business School. Earlier in his career, Mr. McConahey received a White House Fellowship and subsequently served as Special Assistant to President Gerald Ford. Prior to his fellowship, Mr. McConahey was with the consulting firm of McKinsey and Company.

     Quintin E. Primo III. Mr. Primo is Co-Chairman of Capri Capital, L.P., a real estate investment advisory firm, a position he has held since 1992. Prior thereto, Mr. Primo was Managing Director and co-founder of Q. Primo & Company, Inc., a real estate investment banking firm, from 1988 to 1992. Prior thereto, he was Vice President of Citicorp Real Estate, Inc. Mr. Primo received a B.S. from Indiana University in 1977 and an M.B.A. from the Harvard University Graduate School of Business Administration in 1979.

     John G. Schreiber. Mr. Schreiber is President of Centaur Capital Partners, Inc., a company which is engaged in the real estate investment business. He is also a senior advisor and partner of Blackstone Real Estate Advisors, an affiliate of the Blackstone Group, L.P. Mr. Schreiber is a Director of Urban Shopping Centers, Inc., Host Marriott Corporation, and a Director of a number of mutual funds advised by T. Rowe Price
Associates, Inc. Mr. Schreiber is also a Director of JMB Realty Corporation and The Brickman Group, Ltd. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman of JMB/Urban Development Co. from its inception in 1988 until 1990 and an Executive Vice President of JMB Realty Corporation from 1979 to 1990. Mr. Schreiber received a B.B.A. from Loyola University of Chicago in 1968 and an M.B.A. from the Harvard University Graduate School of Business Administration in 1970.

     Robert S. Aisner. Mr. Aisner is Executive Vice President of AMLI Residential Properties Trust and President of AMLI Management Company. Mr. Aisner has overall responsibility for the Company's property management operations and currently oversees the Company's development activities in Dallas, Houston and Austin. Prior to joining the Company in 1996, he was Vice President of HRW Resources, a privately held Hartford, CT real estate company. He was responsible for the development, construction and management activities of HRW's Kansas portfolio, which was acquired by the Company in October 1994. Mr. Aisner graduated from Colby College (B.A.) in 1968 and received his M.B.A. from the University of New Hampshire in 1976. He is a Director of the National Multi-Housing Council, a Director of the Apartment Association of Greater Dallas and a member of the Texas Apartment Association and the National Association of Homebuilders.

     Robert J. Chapman. Mr. Chapman is Executive Vice President and Chief Financial Officer of AMLI Residential Properties Trust. Mr. Chapman joined the Company in December of 1997. He has responsibility for the Company's debt and equity financing activities, as well as overall responsibility for the Company's Accounting, Treasury and MIS operations. Prior to joining the Company, Mr. Chapman was Managing Director of Heitman Capital Management Corporation (1994-97), Managing Director and Chief Financial Officer of JMB Institutional Realty Corporation (1994) and Managing Director and Chief Financial Officer of JMB Realty Corporation (1976-94). He was also associated with KPMG LLP (1972-76). He received a B.B.A. in 1970 and an M.B.A. in 1971 from the University of Cincinnati and is a CPA and National Association of Securities Dealers Registered Representative. Mr. Chapman is or has been a member of the Pension Real Estate Association, the Urban Land Institute, the International Council of Shopping Centers, The American Institute of Certified Public Accountants and the Illinois CPA Society. He served as a Director of the National Association of Real Estate Companies and the Real Estate Advisory Council of the University of Cincinnati.

     Stephen C. Ross. Mr. Ross is Executive Vice President of AMLI Residential Properties Trust and has been with the Company since its inception; prior thereto he was with AMLI Realty Co. since 1989. Mr. Ross is responsible for development activities in Chicago. Prior to joining AMLI Realty Co., he was associated with JMB Realty Corporation in Chicago and New York City where he had certain portfolio management and acquisition responsibilities. Mr. Ross received a B.S. from the University of Rochester in 1978 and an M.B.A. from the University of Chicago in 1981. He is a member of the Urban Land Institute and is a Director of the Central Region of REIAC.

     Charles C. Kraft. Mr. Kraft is Senior Vice President and Treasurer of AMLI Residential Properties Trust and had been associated with AMLI Realty Co. from 1983 through 1996. Mr. Kraft is responsible for financial reporting, tax planning, treasury and cash management operations. Prior to joining AMLI Realty Co., he was associated with the Chicago office of KPMG LLP (1968-82) in that firm's national real estate practice. Mr. Kraft received an A.B. from Wabash College in 1968. He is a past Director of the Chicago Board of Realtors and is a CPA. Mr. Kraft is a member of The American Institute of Certified Public Accountants and the Illinois CPA Society.

     Brian K. Cranor. Mr. Cranor is Senior Vice President of AMLI Residential Properties Trust and Executive Vice President of AMLI Institutional Advisors, Inc. He joined the Company early in 1998 following the Company's purchase of Trammell Crow Residential - Midwest ("TCR").
Mr. Cranor's primary responsibilities include capital raising for the Company's co-investment activities. He joined TCR in 1989 where he was Partner & Chief Financial Officer, overseeing financing and accounting activity for TCR's Midwest operations. Prior to his association with TCR, Mr. Cranor was Vice President of Oxford Development Company (1984-89) and a Tax Senior (real estate) with Arthur Andersen and Company. Mr. Cranor received an undergraduate degree from Ball State University and an M.B.A. (Accounting) from the University of Houston in 1980. He is a CPA and a member of the Indiana CPA Society and the American Institute of Certified Public Accountants. He also serves as a board member for the Apartment Association of Indiana.

     James E. Thomas, Jr. Mr. Thomas is Executive Vice President of AMLI Residential Construction and Senior Vice President of AMLI Residential Properties Trust. He joined the Company late in 1997 following the Company's purchase of TCR. Mr. Thomas is responsible for development activities in Indianapolis and Kansas City. He joined TCR in 1989 where he was Partner-Acquisitions & Development for markets in the lower Midwest. Prior to his association with TCR, Mr. Thomas was with the Kirkland Group in Boston, MA (1985-89) where he had similar operating responsibilities. Mr. Thomas received a B.S. in 1983 and an M.A. in 1985 from the School of Architecture and Planning of Massachusetts Institute of Technology and an M.S. in Real Estate Development from M.I.T's Center for Real Estate Development in 1985.

     Mark T. Evans. Mr. Evans is Executive Vice President and National Director of Construction for AMLI Residential Construction. He has overall responsibility for the allocation of personnel, resources and systems relating to the Company's multifamily land development and construction activities and is actively involved in the planning, development and product selection for the Company's communities. Joining the Company in 1994, Mr. Evans was previously associated with Peachtree Residential Properties as Director of Purchasing (1992-94); Roberts Properties (1990-
92); Grove Construction (1986-90); and AMLI Realty Co. (1983-86). Mr. Evans graduated from the University of Florida in 1982.

     Bobby F. Green. Mr. Green is President of AMLI Residential Construction. Mr. Green has been associated with the Company since 1994, having joined AMLI Realty Co. in 1985. He is responsible for the Company's multifamily land development and construction activities. Prior to joining AMLI Realty Co., he was Vice President and General Manager of the Grupe Company located in Atlanta, Georgia (1984-86) and Vice President of Construction with Post Properties, Atlanta, Georgia (1974-84). He received a B.B.A. from Georgia State University in 1962. He is a member of The Southern Building Code Congress and The National Fire Protection Association. Mr. Green is a licensed Real Estate Broker with the State of Georgia.

     Rosita A. Lina. Ms. Lina is Senior Vice President and Controller of AMLI Residential Properties Trust. Prior to joining the Company in 1994, she had been associated with AMLI Realty Co. since 1985. Ms. Lina is responsible for the Company's accounting operations. Prior to joining AMLI Realty Co., she was Accounting Manager for four years with Urban Investment and Development Co. in Chicago, Illinois. Ms. Lina received a B.B.A. from the University of the East in Manila, Philippines in 1965 and is a CPA.
She is a member of The American Institute of Certified Public Accountants and the Illinois CPA Society.

     Robert C. Malpasuto. Mr. Malpasuto is Senior Vice President and Chief Information Officer of AMLI Residential Properties Trust and has been with the Company since August 1995. Mr. Malpasuto is responsible for the Company's management information systems. Previously, he was Director of Financial Development at Starwood Lodging Trust in Phoenix, AZ (1992-95). Mr. Malpasuto received his B.A. from California State University (Northridge) in 1986 and his M.B.A. in Finance from USC in 1991.

     Gregory A. O'Berry. Mr. O'Berry is Executive Vice President of AMLI Management Company. Mr. O'Berry has been with the Company since April 1995. He is responsible for asset management of the Company's multifamily investments, as well as for the operations of AMLI Corporate Homes. He was previously associated with Lincoln Property Company (1985-95), most recently as Vice President - Finance and Administration (Midwest) in Chicago, Illinois. Mr. O'Berry received a B.S. in Accounting from the University of Illinois in 1982 and is a CPA. He is currently President of the Chicagoland Apartment Association.

     Fred N. Shapiro. Mr. Shapiro is Senior Vice President of AMLI Residential Properties Trust. Prior to joining the Company in 1994, he had been associated with AMLI Realty Co. since 1984. He is responsible for acquisition efforts in the Midwest region and for coordinating efforts to minimize real estate tax assessments. Mr. Shapiro received a B.A. from New York University in 1971 and a J.D. from John Marshall Law School in 1978.

     Peggy D. Butterworth. Ms. Butterworth is Senior Vice President of AMLI Management Company. Prior to joining the Company in 1994, she had been associated with AMLI Realty Co. since 1988. Prior to joining AMLI Realty Co., she was Vice President-Marketing and Human Resources and Divisional Vice President for the Trammell Crow Company (1979-88). Ms. Butterworth attended the Virginia Polytechnic Institute and State University and is a candidate for the Certified Property Manager designation with the Institute of Real Estate Management. She is a member of IREM and serves on the board of directors of the Atlanta Apartment Association.

     Mark T. Alfieri. Mr. Alfieri is Vice President of Acquisitions of AMLI Residential Properties Trust. Prior to joining the Company in 1999, he was associated with FultsOncor Investment Services (1997-99) as Vice President where he acted as a broker specializing in the sale of office, industrial and multifamily properties to real estate investors. He was President and Founder of Revest Group, Inc. (1992-1997), an asset management company, Vice President with Performance Properties Corporation (1987-91). Mr. Alfieri holds a B.B.A. in Marketing from Texas A&M University. He is a licensed real estate broker in Texas.


BOARD COMMITTEES AND MEETINGS

     The Company has standing Audit, Executive Compensation and Real Estate Committees of the Board and does not have a standing nominating committee.

     Ms. Gates and Messrs. Heilweil and McConahey constitute the Audit Committee. Pursuant to the Company's by-laws, each member of the Audit Committee must be independent of management of the Company and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once in February 1999 and once in November 1999.

     Messrs. Primo, Heilweil, McConahey and Schreiber and Ms. Gates constitute the Executive Compensation Committee. Pursuant to the Company's by-laws, each member of the Executive Compensation Committee must be a "disinterested person" within the meaning of former Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a majority of the members of the Executive Compensation Committee must be Independent Trustees. The Executive Compensation Committee determines the compensation of the Company's four officers who are also Trustees and the Executive Vice Presidents - Property Management and Chief Financial Officer, and administers the Company's option plan, performance incentive plan, executive share purchase plan, senior officer loan share purchase program, and certain other employee benefit plans. See "Option Plan," "Performance Incentive Plan," "Executive Share Purchase Plan," "Senior Officer Loan Share Purchase Program," "Incentive Compensation," "Retirement Savings Plan," "Non-Competition Agreements, Employment Agreements, and Termination of Employment," and "Executive Compensation Committee Report on Executive Compensation" below. The Executive Compensation Committee met in May 1999, in August 1999, and again in November 1999. Since 1997, the Executive Compensation Committee has approved the following increases in base compensation for the four Officer/Trustees listed below:


                            1997                    1998     Increase       1999     Increase      2000
                           Salary     Increase     Salary   (Decrease)     Salary   (Decrease)    Salary
                          --------    --------    --------   --------     --------  ---------    --------

John E. Allen . . . .     $125,000    $   0       $125,000   $(75,000)    $ 50,000   $(20,000)   $ 30,000

Gregory T. Mutz . . .     $125,000    $   0       $125,000   $   0        $125,000   $(85,000)   $ 40,000

Allan J. Sweet. . . .     $215,000    $  5,000    $220,000   $ 30,000     $250,000   $ 25,000    $275,000

Philip N. Tague . . .     $215,000    $  5,000    $220,000   $ 30,000     $250,000   $ 25,000    $275,000



     Mr. Allen's and Mr. Mutz's decreases are based on the decreased amount of time being spent on the Company's business.  The increases Mr. Sweet and Mr. Tague received as of January 1999 are partially in recognition of their promotions to Co-CEO in the Office of the Chairman.


     Messrs. Mutz, Allen, Sweet, Primo and Schreiber constitute the Real Estate Committee. Messrs. Heilweil and McConahey are alternate members of the Real Estate Committee, serving in the event that Mr. Primo or Mr. Schreiber is unavailable for a meeting. Action by the Real Estate Committee requires approval of a majority of the members voting on any matter, and such majority must include any one of Messrs. Primo, Schreiber, Heilweil and McConahey. The Real Estate Committee is authorized to, among other things, approve, subject to certain limitations, the acquisition or development of additional apartment communities and the financing, refinancing or sale of the Company's existing apartment communities and other apartment communities acquired by the Company. The Real Estate Committee met twice during 1999.

     Four meetings of the full Board were held in 1999. Each Trustee who held such position in 1999 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Trustee served.

                                           EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation of Messrs. Mutz, Sweet and
Tague, the Co-CEOs of the Company, Mr. Allen, and the Company's five other most highly compensated executive officers during 1999, 1998 and 1997.  The table includes compensation from all sources for services rendered to the Company and its subsidiaries during these years.

                                   ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                              ----------------------------- ----------------------------------
                                                                     AWARDS           PAYOUTS
                                                            -----------------------   -------
                                                  OTHER      RESTRICTED  SECURITIES
                                                  ANNUAL       SHARE     UNDERLYING    LTIP    ALL OTHER
NAME AND                     SALARY    BONUS   COMPENSATION   AWARD(S)    OPTIONS     PAYOUTS COMPENSATION
PRINCIPAL POSITION     YEAR   ($)       ($)       ($) (2)       ($)       (NUMBER)     ($)      ($) (3)
------------------     ----  -------   ------  ------------  ----------  ----------   ------- ------------
Gregory T. Mutz
 Chairman of the
 Board of Trustees
 and Co-CEO . . . . .  1999  $125,000     --        $18,655        --        35,000       --       $26,765
                       1998  $125,000     --        $17,359        --        20,000       --       $25,688
                       1997  $125,000     --        $17,765        --        20,000       --       $19,542

John E. Allen
 Vice Chairman of
 the Board of
 Trustees . . . . . .  1999  $ 50,000  $35,000      $ 7,925        --        30,000       --       $21,430
                       1998  $125,000     --        $15,702        --        20,000       --       $21,804
                       1997  $125,000     --        $15,647        --        20,000       --       $16,757

Allan J. Sweet
 President,
 Co-CEO, and
 Trustee. . . . . . .  1999  $250,000  $62,390      $ 8,250        --        57,000       --       $29,152
                       1998  $220,000  $30,000      $16,498        --        25,000       --       $23,339
                       1997  $215,000     --        $16,433        --        20,000       --       $18,113

Philip N. Tague
 Executive Vice
 President,
 Co-CEO, and
 Trustee. . . . . . .  1999  $250,000  $62,390      $  --          --        57,000       --       $29,142
                       1998  $220,000  $30,000      $14,999        --        25,000       --       $23,331
                       1997  $215,000     --        $14,998        --        20,000       --       $18,104





                                   ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                              ----------------------------- ----------------------------------
                                                                     AWARDS           PAYOUTS
                                                            -----------------------   -------
                                                  OTHER      RESTRICTED  SECURITIES
                                                  ANNUAL       SHARE     UNDERLYING    LTIP    ALL OTHER
NAME AND                     SALARY    BONUS   COMPENSATION   AWARD(S)    OPTIONS     PAYOUTS COMPENSATION
PRINCIPAL POSITION     YEAR   ($)       ($)       ($) (2)       ($)       (NUMBER)     ($)      ($) (3)
------------------     ----  -------   ------  ------------  ----------  ----------   ------- ------------

Robert S. Aisner
 Executive Vice
 President -
 Property Management.  1999  $220,000  $54,090         --          --        46,000       --       $12,942
                       1998  $187,500  $25,000      $17,520        --        17,500       --       $ 9,745
                       1997  $160,000  $15,000         --          --        12,500       --       $ 4,786

Robert J. Chapman
 Executive Vice
 President -
 Chief Financial
 Officer. . . . . . .  1999  $220,000  $54,090      $17,498        --        46,000       --       $10,438
                       1998  $200,000  $25,000      $19,279        --        17,500       --       $ 2,096
                                (1)
                       1997  $ 12,692     --           --          --        12,500       --          --

Stephen C. Ross
 Executive Vice
 President -
 Development. . . . .  1999  $200,000  $49,400         --          --        16,000       --       $18,235
                       1998  $175,000  $25,000       $3,403        --        15,000       --       $14,611
                       1997  $160,000  $15,000         --          --        12,500       --       $11,659


Brian K. Cranor
 Senior Vice
 President. . . . . .  1999  $185,000  $47,750      $12,825        --        16,000       --       $10,299
                                (1)
                       1998  $137,885  $25,000         --          --        30,000       --       $ 4,846
                       1997      --       --           --          --          --         --          --

James E. Thomas, Jr.
 Senior Vice
 President. . . . . .  1999  $185,000  $47,750      $ 9,619        --        16,000       --       $10,299
                       1998  $150,000  $25,000      $11,249        --        30,000       --       $ 7,396
                       1997      --       --           --          --          --         --          --

--------------------
(1)    Represents prorated annual salary.  The annualized salary for Mr. Chapman was $200,000 in 1997, and for
Mr. Cranor was $150,000 in 1998.




(2)    The Company pays the cost of personal income tax preparation services for Mr. Sweet ($1,444, $1,499 and
$1,435 in 1999, 1998 and 1997, respectively) and for Mr. Chapman ($2,500 and $4,280 in 1999 and 1998,
respectively), and for 50% of the cost of personal income tax preparation services for Mr. Mutz ($3,656, $2,360 and $2,767 in 1999, 1998 and 1997, respectively) and for Mr. Allen ($907, $703 and $649 in 1999, 1998 and 1997,
respectively).  During 1998, Mr. Aisner received $12,500 in payment of club dues.  Messrs. Mutz, Allen and Sweet received $14,999, $7,018 and $6,806, respectively, in 1999, and Messrs. Mutz, Allen, Sweet and Tague each received
$14,999 in 1998 and $14,998 in 1997, in compensation based on the 15% discount under the Executive Share Purchase
Plan.  Messrs. Aisner, Chapman, Ross, Cranor and Thomas received $0, $14,998, $0, $12,825 and $9,619, respectively, in 1999, and $5,020, $14,999, $3,403, $0 and $11,249, respectively, in 1998, in compensation based on the 15% discount under the Executive Share Purchase Plan.

(3)    The employer contributions by the Company under the Retirement Savings Plan for Messrs. Mutz, Allen,
Sweet, Tague, Aisner, Chapman, Ross, Cranor and Thomas were $0, $0, $5,300, $5,300, $5,300, $5,300, $5,300, $5,300 and $5,300, respectively, during 1999; and $4,700, $4,700, $5,300, $5,300, $5,300, $0, $5,300, $2,750 and $5,300,
respectively, during 1998; and $4,250, $4,625, $5,300, $5,300, $2,900, $0, $5,300, $0 and $0, respectively, during
1997.  See "Retirement Savings Plan" below.  The Company paid a $96 annual premium in 1999, a $77 annual premium in 1998 and a $72 premium in 1997 to provide up to $50,000 of group term life insurance for each of its employees, including the named executive officers. During 1999, 1998 and 1997, Mr. Mutz was credited with $25,669, $20,911 and $15,220, respectively; Messrs. Allen, Sweet and Tague were each credited with $23,578 ($21,334 in the case of
Mr. Allen), $17,794 ($17,027 in the case of Mr. Allen) and $12,579 ($12,060 in the case of Mr. Allen), respectively; Mr. Aisner was credited with $7,546, $4,368 and $1,814, respectively; Mr. Chapman was credited with
$5,042, $2,019 and $0, respectively; Mr. Ross was credited with $12,839, $9,234 and $6,287, respectively; and
Messrs. Cranor and Thomas were each credited with $4,903, $2,019 and $0, respectively, in Performance Units (as defined under "Performance Incentive Plan" below) as distribution equivalents corresponding to the amount of distributions made on the number of units of limited partnership interest ("Units") in AMLI Residential
Properties, L.P. (the "Operating Partnership") underlying the Performance Units respectively held by each of them.

See "Long-Term Incentive Plan Awards" and "Performance Incentive Plan" below.  During 1999, 1998 and 1997,
Mr. Sweet received $178, $168 and $162, respectively, and Mr. Tague received $168, $160 and $153, respectively, in taxable income relating to split dollar life insurance policies maintained jointly by the Company and these officers.





OPTION GRANTS

     On November 1, 1999, options for 412,500 Units were granted to 44 key employees and officers of the Company and its subsidiaries at an exercise price of $20.8125.  Each Unit is exchangeable for one Common Share.  The following table sets forth certain information with respect to individual grants of options in 1999 to each of the executive officers named in the summary compensation table above.

                                               INDIVIDUAL GRANTS
                            ------------------------------------------------------   POTENTIAL REALIZABLE
                                SECURITIES    PERCENT OF                            ANNUAL RATES OF SHARE
                                UNDERLYING  TOTAL OPTIONS                           PRICE APPRECIATION FOR
                                 OPTIONS      GRANTED TO  EXERCISE OR                    OPTION TERM
                                 GRANTED     EMPLOYEES IN  BASE PRICE   EXPIRATION -----------------------
NAME                           (NUMBER)(1)       1999       ($/SHARE)    DATE (2)      5% ($)     10% ($)
----                           -----------  ------------- -----------   ----------  ----------  ----------

Gregory T. Mutz                    35,000           8.48%    $20.8125    11/1/2009    $458,110  $1,160,942

John E. Allen                      30,000           7.27%    $20.8125    11/1/2009    $392,666  $  995,093

Allan J. Sweet                     57,000          13.82%    $20.8125    11/1/2009    $746,066  $1,890,677

Philip N. Tague                    57,000          13.82%    $20.8125    11/1/2009    $746,066  $1,890,677

Robert S. Aisner                   46,000          11.15%    $20.8125    11/1/2009    $602,088  $1,525,809

Robert J. Chapman                  46,000          11.15%    $20.8125    11/1/2009    $602,088  $1,525,809

Stephen C. Ross                    16,000           3.88%    $20.8125    11/1/2009    $209,422  $  530,716

Brian K. Cranor                    16,000           3.88%    $20.8125    11/1/2009    $209,422  $  530,716

James E. Thomas, Jr.               16,000           3.88%    $20.8125    11/1/2009    $209,422  $  530,716

__________
(1) Represents aggregate options to purchase Units.  Such options vest one-third each on January 1, 2003, 2004, and 2005, or immediately in the event of the holder's death, disability, termination without cause or a change in control of the Operating Partnership.

(2) Subject to earlier expiration twelve months after termination of the holder's employment with the Company and its affiliates.



AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning exercises of options during 1999 by each of the executive officers named in the summary compensation table above and the year-end value of unexercised options owned by such executive officers.


                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                             SECURITIES                 UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON     VALUE       OPTIONS AT YEAR-END           YEAR-END (2) ($)
                             EXERCISE (1)   REALIZED   ---------------------------------------------------
NAME                          (NUMBER)        ($)      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ------------   --------   ----------- ------------- ----------- -------------


Gregory T. Mutz                     0          --          116,667        93,333    $ 9,688       $   0
John E. Allen                       0          --          111,667        83,333    $ 9,688       $   0
Allan J. Sweet                      0          --          106,667       115,333    $ 9,688       $   0
Philip N. Tague                     0          --           84,167       120,333    $14,531       $   0
Robert S. Aisner                    0          --           12,500        86,000    $   0         $   0
Robert J. Chapman                   0          --             0           76,000    $   0         $   0
Stephen C. Ross                     0          --           57,833        51,167    $29,063       $   0
Brian K. Cranor                     0          --             0           46,000    $   0         $   0
James E. Thomas, Jr.                0          --             0           46,000    $   0         $   0

___________

(1) None of the options held by such executive officers was exercised through February 29, 2000.

(2) Calculated based on the year-end share value of $20.19 per share.


LONG-TERM INCENTIVE PLAN AWARDS

     Since January 30, 1995, 109,400 Performance Units (as defined under "Performance Incentive Plan" below), of which 87,100 original Performance Units remain outstanding as of February 29, 2000, were awarded to key employees and officers of the Operating Partnership and the Service Companies pursuant to the Company's performance incentive plan. Of this total, 9,250 Performance Units were awarded on November 1, 1999 (none of which were awarded to the executive officers named in the summary compensation table above) and the remainder were awarded in years prior to 1999. In February 2000, Messrs. Mutz, Allen, Sweet and Tague each received cash compensation payments of $113,321 and Mr. Ross received a cash compensation payment of $32,377, in full satisfaction of the Performance Units these officers had been awarded in 1995. See "Performance Incentive Plans" below.

     Each Performance Unit is payable in one Unit.

     Performance Units will generally become payable upon the determination that the relevant performance objectives set by the Executive Compensation Committee have been met. The performance objective applicable to these Performance Units is the achievement by the Company of 4% compound annual growth in Funds from Operations (as defined under "Incentive Compensation" below) during the five- to ten-calendar year period immediately following each award. Calculation of the Company's compound annual growth in Funds from Operations will initially be made as soon as practicable after the fiscal year end five years following each award, and if the performance objective has not been met at such calculation date, it will again be calculated as soon as practicable after each of the next five fiscal year ends until the performance objective has been met. If the performance objective has not been met during the ten-year period following the award, such Performance Units will expire and none of the participants in the Performance Incentive Plan will receive any payments in respect thereof.
If at any such calculation date it is determined by the Executive Compensation Committee that the performance objective has been met, payments will be made to each eligible participant in an amount equal to one Unit for each Performance Unit (or cash equal to the fair market value of such number of Units in lieu thereof with respect to each Performance Unit held).

     Payment will be made for each eligible Performance Unit upon the determination by the Executive Compensation Committee that the performance objective has been met or exceeded. No payment will be made if the performance objective has not been met.

OPTION PLAN

     In 1994, the Company adopted the Option Plan to provide incentives to attract and retain Trustees, officers and key employees and service providers. The summary of the Option Plan set forth below is qualified in its entirety by the text of the Option Plan.

     The Option Plan provides for the grant of options to purchase a specified number of Common Shares or Units ("Options"). Under the Option Plan, the maximum number of Common Shares available for grant and available to be issued upon exchange of Units issued under the Option Plan is equal to 2,000,000 (increased from 1,000,000 in 1998 pursuant to amendment to the Plan). Upon certain extraordinary events, the Executive Compensation Committee may make such adjustments in the aggregate number and kind of Common Shares or Units reserved for issuance, the number and kind of Common Shares or Units covered by outstanding awards and the exercise prices specified therein as it determines to be appropriate.

     Participants in the Option Plan, who may be directors, officers or employees of, or service providers to, the Company, its subsidiaries or designated affiliates, will be selected by the Executive Compensation Committee. Approximately 48 Trustees, officers and employees are currently eligible to participate in the Option Plan. The Executive Compensation Committee will also determine the terms of Options granted under the Option Plan including, among other things, the exercise price of Options, whether Incentive Share Options ("ISOs") or non-qualified Options shall be granted, the number of Common Shares or Units subject to each Option and the vesting schedule applicable to each such Option. Trustees of the Company are also eligible to participate but, in the case of Trustees who are not also employees of the Company, only pursuant to automatic grants under a specified formula set forth in the Option Plan and described under "Compensation of Trustees" below.

     The Executive Compensation Committee may amend any award previously granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the Option Plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act). The Option Plan authorizes the Executive Compensation Committee to grant Options at an exercise price determined by the Executive Compensation Committee. Such price cannot be less than 100% of the fair market value of the Common Shares or Units on the trading date immediately preceding the date on which the Option in respect thereof is granted. Subject to certain limitations regarding real estate investment trust ("REIT") qualification and taxes, with respect to any individual, the aggregate fair market value (determined at the time the Option is granted) of Common Shares with respect to which ISOs may be granted under the Option Plan, which Options are exercisable for the first time during any calendar year, may not exceed $100,000. No Option may be granted or exercised if the grant or exercise of such Option could cause the Company to fail to qualify as a REIT for Federal income tax purposes or to incur additional taxes under Section 857 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price is payable in cash. The vesting provisions of the Options will be determined by the Executive Compensation Committee, except with regard to Options received by Independent Trustees as described under "Compensation of Trustees" below.

     Notwithstanding the foregoing references to the Executive Compensation Committee, the authority to grant and administer Options awarded to Service Company employees or service providers who are not also Trustees or officers of the Company subject to Section 16(a) of the Exchange Act is vested in the board of directors, or a committee of two or more directors, of the respective Service Company.

     The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

     On November 1, 1999, Options for 412,500 Units were granted to 44 key employees and officers of the Company and its subsidiaries at an exercise price equal to $20.8125 per Unit.

     The Co-CEOs, the Vice Chairman of the Board of Trustees, and the five most highly compensated executive officers of the Company have received Options under the Option Plan as follows: Mr. Mutz, 210,000; Mr. Allen, 195,000; Mr. Sweet, 222,000; Mr. Tague, 204,500; Mr. Aisner, 98,500;
Mr. Chapman, 76,000; Mr. Ross, 109,000; Mr. Cranor, 46,000; and Mr. Thomas, 46,000. For Options granted to such executive officers in 1999, see "Option Grants" above. The Company's Independent Trustees have received Options as described under "Compensation of Trustees" below. The Company's executive officers as a group have received an aggregate of 1,207,000 Options under the Option Plan and current employees of the Company and the Service Companies as a group (excluding executive officers of the Company) have received an aggregate of 371,000 Options under the Option Plan.

PERFORMANCE INCENTIVE PLAN

     On January 30, 1995, the Board adopted a performance incentive plan (the "Performance Incentive Plan") pursuant to which performance units ("Performance Units") may be awarded to employees of the Operating Partnership and the Service Companies. The Performance Incentive Plan is a form of phantom equity plan, with each Performance Unit awarded under the plan intended to be equal in value to a Unit, the value of which corresponds to the value of a Common Share. The Executive Compensation Committee selects the employees eligible to participate in the Performance Incentive Plan, determines the number of Performance Units, if any, to award to a participant and the terms and conditions of the award, and administers the Performance Incentive Plan. The number of Performance Units held by an employee will be increased proportionally to reflect distributions made with respect to Units, which distributions correspond to dividends paid with respect to Common Shares. Performance Units will become payable to the employee upon determination by the Executive Compensation Committee that the particular performance objectives specified by the Executive Compensation Committee have been met or upon a "change in control" (as defined in the Performance Incentive Plan). Payment on Performance Units will be made in a number of Units equal to the number of eligible Performance Units held by an employee on the payment date, except that Performance Units held by an employee who is subject to Section 16 of the Exchange Act with respect to the Company will be payable in an amount of cash equal to the fair market value of the Units which would otherwise be paid to such employee. Under the Performance Incentive Plan, the total number of Performance Units available for grant and the total number of Common Shares available to be issued upon exchange of Units issued under the Performance Incentive Plan will be equal to 250,000. Upon certain extraordinary events, the Executive Compensation Committee may make such adjustments in the aggregate number of Performance Units which may be awarded and the aggregate number of Common Shares reserved for issuance upon exchange of Units issued under the Performance Incentive Plan as it determines to be appropriate.

     On November 1, 1999, 9,250 Performance Units were awarded to 24 key employees and officers of the Operating Partnership and the Service Companies for services performed in 1999; Messrs. Mutz, Allen, Sweet, Tague and the Company's five next most highly compensated officers received none of these Performance Units on November 1, 1999. See "Long-Term Incentive Plan Awards" above.

EXECUTIVE SHARE PURCHASE PLAN

     The "Executive Share Purchase Plan" was adopted by the Board effective May 1, 1996 and was approved at the 1996 annual meeting of shareholders. All Trustees who are not employees of the Company were eligible to participate in the Executive Share Purchase Plan through 1999. Other eligible participants will be Trustees, officers and employees of the Company, the Operating Partnership and the Service Companies, designated by the Executive Compensation Committee of the Company or, in the case of Service Company employees, by the board of directors, or a committee of at least two Directors, of the applicable Service Company.

     Eligible participants who are Trustees, officers or employees of the Company may elect to purchase Common Shares, and eligible participants who are employees of the Operating Partnership or Service Companies may elect to purchase Units (which the participant is required to exchange immediately for an equal number of Common Shares), during quarterly window periods. A "window period" is the ten business day period commencing on the third business day following the Company's quarterly public release of earnings. Participants may only purchase Common Shares or Units during one window period in any calendar year. The number of Common Shares or Units which may be purchased is (i) for Trustees, the number of Common Shares with a fair market value, on the trading day immediately preceding the date of purchase, of $100,000 and (ii) for participants who are not Trustees, the number of Common Shares or Units, as applicable, with a fair market value, on the trading day immediately preceding the date of purchase, of the lesser of $100,000 or 50% of the participant's base salary. The purchase price per Common Share or Unit is 85% of the fair market value of a Common Share or Unit on the trading day immediately preceding the date of purchase.

     Participants electing to make purchases under the Executive Share Purchase Plan may receive a loan for up to 80% of the purchase price, provided that, in no event may a participant have more than $200,000 principal amount of loans outstanding under this Plan at any time. All loans shall have a term of no more than 10 years and shall be secured by the Common Shares purchased or received in exchange for Units purchased with full recourse to the participant. All principal and interest under any loans will become due and payable (i) 60 days after the date the participant's employment with the Company, the Operating Partnership and the Service Companies terminates for any reason other than death, retirement on or after attainment of age 62, or following a Change in Control of the Company (as described in the following paragraph), or (ii) 180 days after the date the participant's employment with the Company, the Operating Partnership and the Service Companies terminates by reason of death, retirement on or after attainment of age 62, or following a Change in Control of the Company. The loans will bear interest at a fixed rate of 150 basis points over the then current ten-year Treasury bond rate.

     The Common Shares may not be sold, assigned, transferred or pledged (except to secure a loan under the Executive Share Purchase Plan) during the period ending on the earlier of (i) the fifth anniversary of the purchase date, (ii) the date of a Change in Control of the Company, or
(iii) the date that the participant terminates employment or service on the Board, as applicable. In addition, the Common Shares may not be transferred while they are serving as collateral for a loan under the Executive Share Purchase Plan. Generally, a Change in Control will be deemed to occur upon acquisition of more than 20% of the Company's voting stock by any party (other than by certain related parties), a merger, sale of substantially all of the Company's assets, the liquidation of the Company, or the election of Trustees constituting a majority of the Board who were not recommended by the incumbent Trustees.

     During 1999, 6 Trustees and 8 key officers and employees acquired a total of 37,271 Common Shares pursuant to this Plan. Total expense recorded in 1999 for the 15% discount, including the Service Companies' shares, was $116,947. In February 2000, four key employees acquired an additional 5,821 Common Shares pursuant to this Plan. The amounts of the Trustees' and officers' loans are included in the total loans set forth in the footnotes to the security ownership table. See "Security Ownership of Certain Beneficial Owners and Management" below.

SENIOR OFFICER LOAN SHARE PURCHASE PROGRAM

     Since 1997, the Executive Compensation Committee of the Board has approved a total of $10,828,041 in recourse loans to the four officers who are also Trustees and fifteen other officers to enable them to acquire on the open market a total of 492,659 of the Company's Common Shares. All 492,659 shares had been acquired by March 1, 2000. These loans bear interest at rates ranging from 4.45% to 6.06% and generally have terms of nine years. The remaining unpaid amounts of each officer's loans are included in the amounts set forth in the footnotes to the security ownership table. The $1,297,406 of such loans made in December 1999 are subject to forgiveness over the five year period commencing December 1999 (based solely on each employee's continued employment with the Company), as follows: 10% at the end of the second year, an additional 20% at the end of the third year, an additional 35% at the end of the fourth year, and the final 35% at the end of the fifth year. See "Security Ownership of Certain Beneficial Owners and Management" below.

INCENTIVE COMPENSATION

     A bonus incentive compensation plan (the "Bonus Plan") is in place for executive and key officers. This program awards both a cash and a Common Share or Unit bonus to executive officers and certain other key officers covered under the plan based on the achievement of specified targets and goals for the Company and the individual officer. The primary targets are based upon annual increases in Funds from Operations (defined as income
(loss) before minority interest of Unit holders in the Operating Partnership and extraordinary items plus non-recurring formation expenses and certain non-cash items, primarily depreciation) per share, Common Share price performance compared to performance of the share price of selected competitors and benchmarking against the economic performance of selected competitors. The amount of bonus is based on a formula determined for each officer based on a range of up to 50% of base compensation. The Executive Compensation Committee may also grant discretionary bonuses to certain officers based upon an assessment of such an officer's performance.

     Bonuses for 1999, 1998 and 1997 for the most highly compensated executive officers of the Company are set forth in the summary compensation table. See "Summary Compensation Table" above.

RETIREMENT SAVINGS PLAN

     The Company and its affiliates have adopted a joint retirement savings plan (the "Retirement Savings Plan") for their full-time employees. The Retirement Savings Plan is a qualified plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Employees of the Company, the Operating Partnership and the Service Companies are generally eligible to participate in the Retirement Savings Plan after one full year of service. Eligible employees may contribute each year up to 15% of their compensation to the Retirement Savings Plan. At the end of each year, the Company or such entity will match up to 50% of each participating employee's contribution, to a maximum of $500 per employee. Employees are not vested in the Company's or such entity's contributions until the third anniversary of their employment.

     As of January 1, 1995 the Retirement Savings Plan was amended to provide for an additional contribution by the Company, the Operating Partnership or one of the Service Companies, as applicable, equal to a percentage (3% for 1999, 1998 and 1997) of each eligible employee's compensation. All such contributions are invested in Common Shares.

     The employer contributions by the Company under the Retirement Savings Plan during 1999, 1998 and 1997 for the most highly compensated executive officers of the Company are set forth in footnote (3) to the summary compensation table. See "Summary Compensation Table" above.

COMPENSATION OF TRUSTEES

     In 1999, the Company paid its Independent Trustees at the annual rate of $13,000, including $5,000 in cash and $8,000 in Common Shares.
Messrs. Mutz, Allen, Sweet and Tague are not paid any Trustees' fees. In addition, the Company reimburses all Trustees for expenses incurred in attending meetings. For 2000, the Company will pay its Independent Trustees at the annual rate of $20,000, including $8,000 in cash and $12,000 in Common Shares.

     Pursuant to the Option Plan (described above), Messrs. Primo, Heilweil, McConahey and Schreiber and Ms. Gates were each granted, effective as of the time they became Trustees, and each future Independent Trustee will also be granted, effective as of the Trustee's initial election or appointment, a ten-year Option to acquire 2,000 Common Shares at fair market value on the trading day immediately preceding the date of the grant (in the case of Messrs. Primo, Heilweil, McConahey and Schreiber, the initial public offering price of $20.50 per share). Additionally, each Independent Trustee has been annually granted a ten-year Option for a number of Common Shares equal to $10,000 divided by the fair market value of a Common Share on the trading day immediately preceding the date of the grant. A Trustee's initial Options are not exercisable until after the first anniversary of the date of grant; a Trustee's Options awarded periodically thereafter vest immediately. The exercise price is payable in cash. Starting in the year 2000, each Independent Trustee will receive 2,000 Options annually.

NON-COMPETITION AGREEMENTS, EMPLOYMENT AGREEMENTS AND TERMINATION
OF EMPLOYMENT

     The four officers who are also Trustees and 11 other officers of the Company have each entered into an employment agreement with the Company, which includes a non-competition provision. The non-competition provision of each employment agreement prohibits each officer from engaging directly or indirectly in the multifamily residential property business other than on behalf of the Company during the period the officer is an employee of the Company and for a period of either 12 months, 18 months, or 24 months from termination of employment. Upon both a change in control of the Company and a change in circumstance of the employee (as such terms are defined in the agreements), the employment agreements provide for immediate vesting of all previously unvested Options and Performance Units, cash payment equal to one, two or three times average compensation (as defined) and additional cash compensation to each employee who might be subject to excise taxes under Section 4999 of the Internal Revenue Code so that the Employee receives that amount before the application of income taxes that he would receive if he were not subject to such excise taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no Executive Compensation Committee interlocks or insider participation on the Executive Compensation Committee.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board consists of all five members of the Board who are not employees of the Company, the Operating Partnership or a Service Company. The Executive Compensation Committee reviews and approves all remuneration arrangements for Mr. Mutz, Mr. Allen, and the four most highly compensated officers of the Company (the "Senior Executives"), and administers the Option Plan, the Performance Incentive Plan, the Executive Share Purchase Plan, the Senior Officer Loan Share Purchase Program, and the Bonus Plan. The Executive Compensation Committee also reviews and adopts or recommends to shareholders the adoption of new employee benefit plans or modifications to existing plans. The Executive Compensation Committee met in February 1999 and in November 1999 in connection with 1999 compensation matters.

     The Company's executive compensation program is intended to attract, incentivize, reward and retain experienced and motivated executives who contribute to the Company's growth. The goal of the Executive Compensation Committee in setting Senior Executive compensation is to align the interests of the executives with those of the Company's shareholders, focusing on long-term growth of Funds From Operations ("FFO") and increases in shareholder value. The Executive Compensation Committee, in administering the Company's executive compensation program, considers recommendations from management and extensive available data concerning executive compensation at other equity real estate investment trusts and companies in other businesses. The Executive Compensation Committee periodically discusses with senior management the cost and desirability of engaging an independent compensation consultant, but elected not to do so in 1999. The Executive Compensation Committee reviewed this decision in 1999 and expects to continue to review this decision annually.

     The Committee has approved additional grants of Options, Performance Units, and recourse loans for the purchase of Common Shares in recognition of the continuing desirability of aligning the interests of management and shareholders.

     For 2000, the Committee has established incentives for cash bonuses that are contingent upon the Company's achieving an 8% increase in FFO over the $2.59 per share recorded for 1999.

     The Company's executive compensation currently consists of an executive's base salary, cash bonus, Options under the Option Plan, discounted purchases under the Executive Share Purchase Plan, and Performance Units under the Performance Incentive Plan.

     BASE SALARY. Executive salary levels are designed to reward Company employees for performing their normal duties. Salary levels are established on the basis of a number of factors including management recommendations, prior salary history with the Company, industry comparables, individual performance and overall Company results. For 2000, the salaries of the Chairman and the Vice Chairman were reduced commensurate with their reduced involvement in the day-to-day operations of the company, and salary increases adopted by the Executive Compensation Committee for each of the President and the Executive Vice President - Development were $25,000 or 10.0%. The other Senior Executives' salary increases in 2000 averaged 11.9%.

     BONUSES. The Company's executive officers participate in the Bonus Plan. A portion of the bonus each year is based on pre-established goals concerning growth in FFO and benchmarking Company FFO and stock price performance against those of a group of other multifamily real estate investment trusts. A discretionary portion is also based on achievement of individual job goals and for extraordinary contributions to the Company's results for the past year. No cash bonus was paid to the Chairman and the Vice Chairman's bonus was 70% of his $50,000 salary. Cash bonuses paid to other Senior Executives in 2000 for 1999 performance averaged 25.0% of 1999 base salary.

     OPTIONS AND PERFORMANCE UNITS. Awards of Options under the Option Plan and of Performance Units under the Performance Incentive Plan are designed to utilize the award of interests in the Company and the Operating Partnership in order to tie Senior Executive compensation to the creation of shareholder value and allow the Senior Executives to share in the success of the Company. As with cash bonuses, a portion of the awards under the Option Plan are based on predetermined FFO and stock price performance in both absolute and comparative terms and a portion are discretionary. Awards of Performance Units under the Performance Incentive Plan are discretionary, but their vesting generally depends on continued employment with the Company and FFO growth experience over the five years following their award. See "Long-Term Incentive Plan Awards" above for a description of the vesting provisions of Performance Units awarded in November 1999. A total of 365,000 Options and 5,000 Performance Units were awarded in 1999 to 14 officers making more than $100,000 per year.

     COMPENSATION OF CO-CHIEF EXECUTIVE OFFICERS. For 1999, the Executive Compensation Committee evaluated the compensation of Mr. Mutz utilizing the same philosophy and procedures as are applied to other Senior Executives of the Company. Mr. Mutz's base salary for 1999 and 1998 did not change from the $125,000 salary he received during 1997 and was reduced to $40,000 as of January 2000 as described above. As detailed under "Option Grants" and "Long-Term Incentive Plan Awards," the Executive Compensation Committee also awarded Mr. Mutz Options under the Option Plan based on his contributions to the Company's 1999 performance. The Committee awarded no cash bonus to Mr. Mutz.

     The increases Mr. Sweet and Mr. Tague received as of January 2000 represented 10% increases over their 1999 base compensation levels. These increases and the cash bonuses were awarded based in part on the Company having exceeded its goals for growth in FFO in 1999.

     It is the Executive Compensation Committee's intention that, so long as it is consistent with the Company's overall compensation objectives, all executive compensation be deductible for federal income tax purposes.
Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the Company's chief executive officer and the four most highly compensated officers who are employed at fiscal year end to $1 million per year, unless certain requirements are met. The Company's ability to meet the REIT distribution requirements, and the portion of the Company's distributions which constitute taxable dividend income, rather than return of capital, may be impacted by Section 162(m).

     The Executive Compensation Committee does not believe that any compensation paid by the Company in 1999 would meet the tests under
Section 162(m) for a disallowance of compensation deductions; nor does it presently intend that any such deductions be disallowed in the future. However, the Executive Compensation Committee, in setting future Senior Executive compensation, will continue to consider the long-run interests of the Company, balancing any non-deductibility under Section 162(m) against the need for the Company to adequately compensate its executive officers for services rendered.




                   EXECUTIVE COMPENSATION COMMITTEE

                            Laura D. Gates
                           Marc S. Heilweil
                         Stephen G. McConahey
                         Quintin E. Primo III
                           John G. Schreiber

PERFORMANCE GRAPH

     The following line graph compares the change in the Company's cumulative shareholder return on its Common Shares to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the NAREIT Equity REIT Total Return Index ("NAREIT Index") from December 31, 1994, the effective date of the Company's initial public offering, to December 31, 1999. The graph assumes the investment of $100 in the Company and each of the indices on December 31, 1994 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.


[PERFORMANCE GRAPH]

               12/31/94 12/31/95 12/31/96  12/31/97 12/31/98 12/31/99
               -------- -------- --------  -------- -------- --------
AMLI Residen-
 tial
 Properties
 Trust. . . . . $100.00  $116.61  $147.95   $152.30  $164.71  $162.71

NAREIT Index. . $100.00  $115.27  $155.92   $187.51  $154.69  $147.54

S&P 500 Index . $100.00  $137.43  $168.98   $225.37  $289.77  $350.71


     A $100.00 investment in the Company on December 31, 1994, increased to $116.61 at December 31, 1995, increased to $147.95 at December 31, 1996, increased to $152.30 at December 31, 1997, and increased again to $164.71 at December 31, 1998, before declining to $162.71 at December 31, 1999.

     The NAREIT Index, adjusted to $100.00 at December 31, 1994, increased to $115.27 at December 31, 1995, increased to $155.92 at December 31, 1996, increased to $187.51 at December 31, 1997, declined to $154.69 at December 31, 1998 before declining again to $147.54 at December 31, 1999.

     The S&P 500 Index, adjusted to $100.00 at December 31, 1994, increased to $137.43 at December 31, 1995, increased to $168.98 at December 31, 1996, increased to $225.37 at December 31, 1997, increased to $289.77 at December 31, 1998, and increased again to $350.71 at December 31, 1999.

            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE SERVICE COMPANIES

     Ninety-five percent of the voting common stock of each of the Service Companies is owned by AMLI Realty Co., which enables AMLI Realty Co. to control the election of such companies' directors, the majority of which, in the case of each Service Company, cannot by charter be officers, directors or employees of AMLI Realty Co. The Operating Partnership owns 5% of the voting common stock and all of the nonvoting preferred stock of each of the Service Companies. The nonvoting preferred stock of each Service Company is generally entitled to dividends equal to 95% of all distributions made by the relevant company.

     The Management Company provides management and leasing services to each of the apartment communities owned by the Company or in which the Company owns an interest. The Company paid the Management Company management fees totaling $2,875,000 in 1999 with respect to the communities owned by the Company; affiliated partnerships paid the Management Company management fees totaling $3,438,000 in 1999 with respect to other communities in which the Company owns an interest. The master property management agreement with respect to the communities owned by the Company or in which the Company owns an interest had an initial term of three years, and was renewed for an additional three years on February 16, 2000; it may be terminated earlier by either the Management Company or the Operating Partnership upon an event of default by the other party.

CORPORATE SERVICES AGREEMENT

     Pursuant to a corporate services agreement among the Management Company, AIA, Amrescon, the Operating Partnership and the Company, the Operating Partnership and the Management Company provide various managerial, administrative, accounting, investor relations, and other services related to the operations and administration of the Management Company, AIA, Amrescon, the Operating Partnership and the Company. The corporate services agreement provides for the parties to reimburse the Operating Partnership and the Management Company quarterly for costs incurred with respect to this agreement. The Company, the Management Company, AIA and Amrescon paid $0, $167,565, $125,305 and $28,738, respectively, to the Operating Partnership pursuant to the corporate services agreement in 1998. The Company, the Operating Partnership, AIA and Amrescon paid $0, $933,755, $78,482 and $272,990, respectively, to the Management Company pursuant to the corporate services agreement in 1999.

     The corporate services agreement may be renewed each year for consecutive one-year terms, provided that the Company, the Operating Partnership, Amrescon, AIA and the Management Company mutually consent to each such renewal at least 60 days before the expiration of the then-current term. Each such entity has so consented to a renewal for a term until March 31, 2001. The corporate services agreement may be terminated earlier in the event that the Operating Partnership no longer owns more than 50% of the preferred stock of the Management Company, in the event of a material default by the Management Company, AIA, Amrescon, the Operating Partnership or the Company (which is not cured within certain specified time periods), or in the event of the voluntary or involuntary bankruptcy of the Management Company.

     Unless the Management Company acts in bad faith, is grossly negligent, recklessly disregards its duty, or engages in willful misconduct, the Management Company will have no liability to the Company or the Operating Partnership resulting from the performance of its duties under the corporate services agreement. The Management Company is required to indemnify AIA, Amrescon, the Company and the Operating Partnership for any damages arising out the Management Company's default under the corporate services agreement or as a result of the Management Company's gross negligence. Similarly, AIA, Amrescon, the Company and the Operating Partnership are obligated to indemnify the Management Company for any damages arising out of their respective defaults under the corporate services agreement or as a result of their gross negligence.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT


     The following table sets forth the beneficial ownership of the Common Shares as of February 29, 2000 for (1) each person who is known to the Company to have been the beneficial owner of more than five percent of the Common Shares outstanding on February 29, 2000, (2) each Trustee of the Company and each executive officer of the Company named in the summary compensation table and (3) the Company's Trustees and executive officers as a group. The number of Common Shares beneficially owned by a person includes the number of Common Shares into which Units and Series A Cumulative Convertible Preferred Shares of Beneficial Interest ("Series A Preferred Shares") beneficially owned by the person are exchangeable and convertible and the number of Common Shares for which a person holds an option, exercisable within sixty days of February 29, 2000, to acquire. The percent of Common Shares beneficially owned by a person assumes that all Units and Series A Preferred Shares held by the person are exchanged and converted for Common Shares and that none of the Units or Series A Preferred Shares held by other persons are so exchanged or converted and that all options exercisable within sixty days of February 29, 2000 to acquire Common Shares held by the person are exercised and no options to acquire Common Shares held by other persons are exercised.

     In addition to the holders shown below, Security Capital Preferred Growth Incorporated, 11 South LaSalle Street, Chicago, IL 60603 owns AMLI's entire issue of 3,125,000 Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the "Series B Preferred Shares"). The Series B Preferred Shares were issued at a price of $24 per share, are convertible into Common Shares on a one-for-one basis, are non-callable until 2007, and carry an annual dividend equal to the greater of $1.80 per share or the annual dividend rate on the Common Shares, which is currently $1.84 per share.

                                        COMMON SHARES   PERCENT OF ALL
NAME AND ADDRESS                         BENEFICIALLY   COMMON SHARES
OF BENEFICIAL OWNER (1)                   OWNED (2)           (2)
----------------------                  -------------   --------------

UICI (3). . . . . . . . . . . . . . . . . . 2,645,686            14.0%
Harris Associates L.P.
  and Harris Associates Inc. (4). . . . . . 1,794,917            10.5%
Gregory T. Mutz (5) . . . . . . . . . . . .   401,059             2.3%
John E. Allen (6) . . . . . . . . . . . . .   198,515             1.2%
Allan J. Sweet (7). . . . . . . . . . . . .   236,448             1.4%
Philip N. Tague (8) . . . . . . . . . . . .   182,131             1.1%
Laura D. Gates (9). . . . . . . . . . . . .    21,114             0.1%
Marc S. Heilweil (10) . . . . . . . . . . .    15,039             0.1%
Stephen G. McConahey (11) . . . . . . . . .    18,647             0.1%
Quintin E. Primo III (12) . . . . . . . . .     7,744             0.0%
John G. Schreiber (13). . . . . . . . . . .    23,618             0.1%
Robert S. Aisner (14) . . . . . . . . . . .    56,837             0.3%
Robert J. Chapman (15). . . . . . . . . . .    58,019             0.3%
Stephen C. Ross (16). . . . . . . . . . . .    83,865             0.5%
Brian K. Cranor (17). . . . . . . . . . . .    37,989             0.2%
James E. Thomas, Jr. (18) . . . . . . . . .    57,062             0.3%
All Trustees and executive officers
  as a group (16 persons) . . . . . . . . . 1,461,066             8.3%

----------

 (1) Unless otherwise noted, the address for each of the persons or entities is 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606.

 (2) Assumes that all Units and Series A Preferred Shares held by the person are exchanged and converted for Common Shares and that none of the Units or Series A Preferred Shares held by other persons are so exchanged or converted and that all options exercisable within sixty days of February 29, 2000 to acquire Common Shares held by the person are exercised and no options to acquire Common Shares held by other persons are exercised.

 (3) Information with regard to UICI is based on Amendment No. 3 to
Schedule 13D dated March 14, 2000. UICI is a publicly-traded (NYSE: UCI) insurance and financial services company headquartered at 4001 McEwen, Suite 200, Dallas, Texas 75244. Directly and through wholly or majority-owned affiliates, UICI beneficially owned 823,600 Common Shares, 100,000 Series A Preferred Shares, and 1,722,086 Units, as follows:

       The MEGA Life and Health
         Insurance Company. . . . . . . . .1,722,086   Units
       The MEGA Life and Health
         Insurance Company. . . . . . . . .  109,000   Common Shares
       United Group Reinsurance, Inc. . . .  266,965   Common Shares
       United Group Reinsurance, Inc. . . .  100,000   Preferred Shares
       National Managers Life
         Insurance Company, Inc.. . . . . .  114,962   Common Shares
       Financial Services Reinsurance
         Ltd. . . . . . . . . . . . . . . .  104,273   Common Shares
       U.S. Managers Life Insurance
         Company, Ltd.. . . . . . . . . . .   13,800   Common Shares
       Midwest National Life
         Insurance Company. . . . . . . . .   73,900   Common Shares
       Chesapeake Life Insurance
         Company. . . . . . . . . . . . . .   46,000   Common Shares
       AMLI Realty Co.. . . . . . . . . . .   94,700   Common Shares
                                           ---------
                                           2,645,686
                                           =========

(4) Information with regard to Harris Associates, L.P. and Harris Associates, Inc. is based solely on Amendment No. 6 to Schedule 13G, dated January 17, 2000. Harris Associates, L.P. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.
Harris Associates, Inc. is the sole general partner of Harris Associates, L.P., whose address is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.

(5) Mr. Mutz, directly and through various trusts and other affiliates, beneficially owned 255,305 Common Shares and 29,087 Units and held 116,667 currently exercisable Options to acquire Common Shares. Starting in November 1996, Mr. Mutz has financed the acquisition of 112,413 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $2,136,035; such loan balances totalled $2,118,443 at February 29, 2000 and bear interest at fixed rates ranging from 4.45% to 7.04%.

(6) Mr. Allen, directly and through affiliates, beneficially owned 85,414 Common Shares and 1,434 Units and held 111,667 currently exercisable Options to acquire Common Shares. Starting in November 1996, Mr. Allen has financed the acquisition of 77,306 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $1,538,486; such loan balances totalled $1,524,540 at February 29, 1999 and bear interest at fixed rates ranging from 4.45% to 7.79%.

(7) Mr. Sweet, directly and through various trusts and other affiliates, beneficially owned 127,948 Common Shares and 1,833 Units and held 106,667 currently exercisable Options to acquire Common Shares. Starting in November 1996, Mr. Sweet has financed the acquisition of 97,626 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $1,938,142; such loan balances totalled $1,920,967 at February 29, 2000 and bear interest at fixed rates ranging from 4.45% to 8.23%

(8) Mr. Tague beneficially owned 97,964 Common Shares and held 84,167 currently exercisable Options to acquire Common Shares. Starting in November 1996, Mr. Tague has financed the acquisition of 95,521 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $1,922,486; such loan balances totalled $1,905,633 at February 29, 2000 and bear interest at fixed rates ranging from 4.45% to 7.66%.

(9) Ms. Gates beneficially owned 14,729 Common Shares and held 6,385 currently exercisable Options to acquire Common Shares. Starting in November 1996, Ms. Gates has financed the acquisition of 13,209 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $179,707; such loan balances totalled $167,770 at February 29, 2000 and bear interest at fixed rates ranging from 7.06% to 7.66%.

(10) Mr. Heilweil beneficially owned 8,654 Common Shares and held 6,385 currently exercisable Options to acquire Common Shares.

(11) Mr. McConahey beneficially owned 12,262 Common Shares and held 6,385 currently exercisable Options to acquire Common Shares. Starting in November 1996, Mr. McConahey has financed the acquisition of 10,938 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $150,043; such loan balances totalled $133,520 at February 29, 2000 and bear interest at fixed rates ranging from 7.04% to 7.66%.

(12) Mr. Primo beneficially owned 1,359 Common Shares and held 6,385 currently exercisable Options to acquire Common Shares.

(13) Mr. Schreiber beneficially owned 17,233 Common Shares and held 6,385 currently exercisable Options to acquire Common Shares.

(14) Mr. Aisner beneficially owned 44,337 Common Shares and held 12,500 currently exercisable options to acquire Common Shares. Starting in November 1996, Mr. Aisner has financed the acquisition of 42,698 of the Company's Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $847,014; such loan balances totalled $838,595 at February 29, 2000 and bear interest at fixed rates ranging from 4.45% to 7.66%.

(15) Mr. Chapman beneficially owned 58,019 Common Shares. Starting in December 1997, Mr. Chapman has financed the acquisition of 56,801 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $1,071,226; such loan balances totalled $1,060,723 at February 29, 2000 and bear interest at fixed rates ranging from 4.45% to 8.11%.

(16) Mr. Ross beneficially owned, directly and through an affiliate, 26,032 Common Shares and held 57,833 currently exercisable Options to acquire Common Shares. Starting in February 1997, Mr. Ross has financed the acquisition of 15,606 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $322,276; such loan balances totalled $320,309 at February 29, 2000 and bear interest at fixed rates ranging from 5.89% to 7.01%.

(17) Mr. Cranor beneficially owned 20,989 Common Shares and 17,000 Units. Starting in May 1998, Mr. Cranor has financed the acquisition of 11,834 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $225,559; such loan balances totalled $223,865 at February 29, 2000 and bear interest at fixed rates ranging from 5.57% to 7.80%.

(18) Mr. Thomas beneficially owned 28,742 Common Shares and 28,320 Units. Starting in June 1998, Mr. Thomas has financed the acquisition of 14,343 Common Shares with loans from the Company. The maximum aggregate loan balances between January 1, 1999 and February 29, 2000 were $256,868; such loan balances totalled $254,433 at February 29, 2000 and bear interest at fixed rates ranging from 5.57% to 7.60%.



                             SECTION 16(A)
               BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's Trustees, certain of the Company's officers, and beneficial owners of more than 10 percent of the Company's outstanding Common Shares, to file reports of ownership and changes in ownership of the Company's Common Shares with the Securities and Exchange Commission and to send copies of such reports to the Company. Based solely upon a review of such reports and amendments thereto furnished to the Company and upon written representations of certain of such persons that they were not required to file certain of such reports, the Company believes that no such person failed to file any such report on a timely basis during 1999 except that UICI was late with respect to a report filed on Form 13D on March 14, 2000.

                              PROPOSAL 2
                 APPROVAL OF AMENDMENT TO OPTION PLAN


THE DESCRIPTION OF OPTION PLAN

     In 1994, the Company adopted the Option Plan to provide incentives to attract and retain Trustees, officers and key employees and service providers. The summary of the Option Plan set forth below is qualified in its entirety by the text of the Option Plan.

     The Option Plan provides for the grant of options to purchase a specified number of Common Shares or Units ("Options"). Under the Option Plan, as amended, the maximum number of Common Shares available for grant and available to be issued upon exchange of Units issued under the Option Plan is equal to 2,000,000. Upon certain extraordinary events, the Executive Compensation Committee may make such adjustments in the aggregate number and kind of Common Shares or Units reserved for issuance, the number and kind of Common Shares or Units covered by outstanding awards and the exercise prices specified therein as it determines to be appropriate.

     Participants in the Option Plan, who may be directors, officers or employees of, or service providers to, the Company, its subsidiaries or designated affiliates, will be selected by the Executive Compensation Committee. Approximately 45 Trustees, officers or employees are currently eligible to participate in the Option Plan. The Executive Compensation Committee will also determine the terms of Options granted under the Option Plan including, among other things, the exercise price of Options, whether Incentive Share Options ("ISOs") or non-qualified Options shall be granted, the number of Common Shares or Units subject to each Option and the vesting schedule applicable to each such Option. Trustees of the Company are also eligible to participate but, in the case of Trustees who are not also employees of the Company, only pursuant to automatic grants under a specified formula set forth in the Option Plan and described under "Compensation of Trustees" below.

     The Executive Compensation Committee may amend any award previously granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the Option Plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act.) The Option Plan authorizes the Executive Compensation Committee to grant Options at an exercise price determined by the Executive Compensation Committee. Such price cannot be less than 100% of the fair market value of the Common Shares or Units on the trading date immediately preceding the date on which the Option in respect thereof is granted. Subject to certain limitations regarding real estate investment trust ("REIT") qualification and taxes, with respect to any individual, the aggregate fair market value (determined at the time the Option is granted) of Common Shares with respect to which ISOs may be granted under the Option Plan, which Options are exercisable for the first time during any calendar year, may not exceed $100,000. No Option may be granted or exercised if the grant or exercise of such Option could cause the Company to fail to qualify as a REIT for Federal income tax purposes or to incur additional taxes under Section 857 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price is payable in cash. The vesting provisions of the Options will be determined by the Executive Compensation Committee, except with regard to Options received by Independent Trustees as described under "Compensation of Trustees" above.

     Notwithstanding the foregoing references to the Executive Compensation Committee, the authority to grant and administer Options awarded to Service Company employees or service providers who are not also Trustees or officers of the Company subject to Section 16(a) of the Exchange Act is vested in the board of directors, or a committee of two or more directors, of the respective Service Company.

     The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

     On November 1, 1999, Options for 412,500 Units were granted to 44 key employees and officers of the Company and its subsidiaries at exercise price equal to $20.8125 per Unit, all for services performed in 1999.

     In total, the Company and the Service Companies have previously granted Options to purchase an aggregate of 1,609,925 Common Shares and Units under the Option Plan, leaving only 390,075 Common Shares available for grant and available to be issued upon exchange of Units issued under the Option Plan. The Board has approved an amendment to the Option Plan that would increase the total number of Common Shares available under the Option Plan by 850,000 from 2,000,000 to 2,850,000, which would leave a total of 1,240,075 Common Shares available under the Option Plan. The full text of the proposed amendment to the Option Plan is set forth as Exhibit A to this Proxy Statement, which is hereby incorporated herein by reference.

     The closing sale price of the Common Shares on the New York Stock Exchange on February 29, 2000 was $20.4375. Based on that price, the market value of the 1,609,925 Common Shares and Units underlying Options previously granted under the Option Plan (including 31,925 awarded to the Independent Trustees) was $32,902,842, the market value of the 390,075 Common Shares currently available under the Option Plan was $7,972,158, and the market value of the 850,000 Common Shares that would be made available under the Option Plan if the amendment to the Option Plan is approved by the Company's shareholders was $17,371,875.

     The affirmative vote of the holders of a majority of the Common Shares present and entitled to vote at the meeting is required for approval of the amendment to the Option Plan. For purposes of the vote on the proposed amendment, abstentions will have the same effect as votes against the proposed amendment and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

     Each valid proxy returned to the Company will be voted for the adoption of the amendment to the Option Plan unless the proxy specifies otherwise. The Board recommends that shareholders vote for adoption of this amendment.

     The Board and the Executive Compensation Committee believe that the Option Plan has been important in permitting the Company and the Service Companies to attract and retain key officers and employees and believe that the proposed amendment to the Option Plan is in the best interests of the Company, its employees and its shareholders.

FEDERAL INCOME TAX CONSEQUENCES

     The tax discussion below does not purport to be a complete analysis of the potential tax consequences relevant to the recipients of Options or to the Company, or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

NONQUALIFIED OPTIONS

     TAX CONSEQUENCES TO THE PARTICIPANT

     Under the Option Plan, the Executive Compensation Committee may grant nonqualified Options to the Company's officers and key employees. Nonqualified Options consist of Options to acquire Units and Options to acquire Common Shares that are not intended to qualify as ISOs. Under the Code provisions applicable to an Option Plan participant, the participant's receipt of a nonqualified option should not result in recognition of income or loss for federal income tax purposes, if that option has no readily ascertainable fair market value at its grant date. At the time of exercise, however, the difference between the fair market value of the Common Shares or Units that are the subject of the option and the exercise price, if any, will generally constitute ordinary income to the participant.

     As with ISOs, a participant will generally recognize taxable gain or loss on the subsequent sale of Common Shares acquired pursuant to the exercise of a nonqualified share option, which will be treated as a long- or short-term capital transaction depending on the participant's holding period. With respect to Units acquired pursuant to the exercise of an option granted under the Option Plan, the participant will generally recognize taxable gain or loss upon the exchange of the Units for Common Shares, which will be treated as a long- or short-term capital transaction depending on the participant's holding period. The amount of such gain or loss will be measured by the difference between the fair market value of the shares at the conversion date and the participant's tax basis in such Units at the conversion date. The participant will also recognize taxable gain or loss on the subsequent sale of the Common Shares, which will be treated as a long- or short-term capital transaction depending on the participant's holding period, and will be measured by the difference between the amount realized upon the sale of the shares and the fair market value of the shares at the time the Units were converted into shares, plus any amounts previously received from the Company as a return of capital.

     TAX CONSEQUENCES TO THE COMPANY

     The Company (or, as applicable, the subsidiary or affiliate that is the employer of a participant at the time an option is awarded under the Option Plan) should be allowed a deduction in the year and to the extent that the participant recognizes ordinary income as a result of the exercise of a nonqualified option. For certain executives of the Company, the deduction may be subject to the $1 million deduction limit of Section 162(m) of the code (discussed under "Executive Compensation Committee Report on Executive Compensation"), although the Company believes that the Options currently outstanding under the Option Plan should qualify for an exception to this deduction limit.

                              PROPOSAL 3
          RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as the Company's independent auditors for 2000. A proposal to ratify this appointment will be presented at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to adopt this proposal. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be counted toward the presence of a quorum.

     Each valid proxy returned to the Company will be voted for the ratification of the appointment of KPMG LLP as the Company's independent auditors for 2000 unless the proxy specifies otherwise. The Board recommends that shareholders vote for the ratification of such appointment.

     The Company expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.



                         SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the annual meeting of shareholders to be held in the year 2001 must be received by the Company at its principal executive offices on or before November 22, 2000 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.



                      PROXY SOLICITATION EXPENSE


     The cost of soliciting proxies will be borne by the Company. The Company will also request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders' reasonable expenses for doing so.

EXHIBIT A
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                          THIRD AMENDMENT TO
                      AMLI RESIDENTIAL PROPERTIES
                              OPTION PLAN


     WHEREAS, AMLI Residential Properties Trust, a Maryland real estate investment trust (the "Trust"), has adopted and maintains the AMLI Residential Properties Option Plan (the "Option Plan"); and

     WHEREAS, the Board of Trustees of the Trust has the authority to amend the Option Plan, subject to shareholder approval with respect to amendments that increase the number of Shares or Units (as such terms are defined in the Option Plan) eligible for awards under the Option Plan; and

     WHEREAS, the members of the Board of Trustees of the Trust now consider it desirable to amend the Option Plan to increase the number of Shares or Units eligible for awards under the Option Plan;

     NOW, THEREFORE, IT IS RESOLVED, that the Option Plan shall be, and it hereby is, amended, effective as of the date the shareholders of the Trust approve of this amendment, by substituting the following for Section 4.1 of the Option Plan:

     "4.1. NUMBER OF SHARES AND UNITS SUBJECT TO OPTION. Subject to the adjustment provisions of Section 4.4, the aggregate number of

     (a) Shares which may be subject to Share Options (whether as Incentive Share Options or Nonqualified Options), and

     (b)   Units which may be subject to Unit Options,

shall not exceed 2,850,000 Shares or 2,850,000 Units, or any combination of the foregoing. If, and to the extent, that Options granted under the Plan terminate, expire or are canceled for any reason without having been exercised, the Shares or Units reserved for issuance pursuant to the terminated, expired or canceled Option (and any Shares reserved in connection with the Conversion Rights of the Units) shall again be available for the granting of Options; provided that the granting and terms of such new Options shall in all respects comply with the provisions of the Plan. No Options to purchase fractional Shares or fractional Units shall be granted or issued under the Plan."